Exhibit 99.1

TigerLogic Announces Appointment of Roger Rowe as CFO

Portland, OR — January 12, 2015

TigerLogic Corporation (Nasdaq: TIGR) today announced Roger Rowe’s appointment as the company’s new Chief Financial Officer, effective immediately.  Mr. Rowe’s appointment as CFO completes an executive leadership transition that began in September 2014. He will report to Brad Timchuk, TigerLogic’s Chief Executive Officer.

“Roger possesses the right blend of leadership, financial, technology and investor relations expertise that will be instrumental in our efforts to drive the growth of our innovative product platforms,” said Mr. Timchuk.

Mr. Rowe brings over 30 years of financial, business and investor relations experience to the company and was most recently CFO at Agilyx Corporation, a venture backed industrial technology company.  Mr. Rowe has also served as Director of Investor Relations and Financial Planning and Analysis at TriQuint Semiconductor, Inc., and as CFO at other technology companies including Merchandising Technologies, Inc., InFocus Corporation and Preview Systems.

“On behalf of the Board of Directors, we are looking forward to capitalizing on Roger’s experience and proven leadership strengths in our efforts to continue the company’s transformation and in delivering on our commitment to our customers and shareholders,” said Philip Barrett, Chairman of the Board.

“This is an exciting time to be joining the TigerLogic team,” said Mr. Rowe. “TigerLogic is poised for growth with an impressive roster of products that inherently change the way that brands engage with their customers. I look forward to contributing to the continued growth of the company.”

About TigerLogic

TigerLogic Corporation (Nasdaq: TIGR) is a global provider in engagement solutions, including Postano social media aggregation, display and fan engagement platform and Omnis mobile development platform. For more information about TigerLogic and its products visit http://www.tigerlogic.com. For more information about Postano visit http://www.postano.com

The foregoing release may contain forward-looking information, including statement about TigerLogic’s future success and growth opportunities. Any forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to, the success of TigerLogic’s research and development efforts to develop new products and to penetrate new markets, the market acceptance of TigerLogic’s new products and updates, technical risks related to such products and updates, TigerLogic’s ability to maintain market share for its existing products, the availability of adequate capital and liquidity and other risks and uncertainties. Please consult the various reports and documents filed by TigerLogic with the U.S. Securities and Exchange Commission, including but not limited to, TigerLogic’s most recent reports on Form 10-K and Form 10-Q for factors potentially affecting its future financial results. All forward-looking statements are made as of the date hereof, and TigerLogic disclaims any responsibility to update or revise any forward-looking statement provided in this news release.

TigerLogic, Postano, mvDesigner, Omnis, Omnis Studio, among others, are trademarks of TigerLogic Corporation. All other trademarks and registered trademarks are properties of their respective owners.

SOURCE TigerLogic Corporation

Media Contact:
Elliot Schimel
elliot.schimel@horngroup.com
Phone: (646) 202-9768